AMENDED AND RESTATED
                              FEE WAIVER AGREEMENT
                             Dated: February 1, 2005

American Express Financial Corporation ("AEFC") and American Express Client Service Corporation ("AECSC") agree to waive fees and reimburse certain expenses and AXP Small Company Index Fund (the "Fund"), a series of AXP Market Advantage Series, Inc., agrees to accept those waivers and reimbursements, as described below:

    1. Applicable Agreements. To the extent that the Fund's total expenses exceed the expense ratios set out in paragraph 2, AEFC and AECSC agree to waive fees and reimburse certain expenses under the following agreements:

        o Investment Management Services Agreement between the Fund and AEFC dated December 1, 2002.

        o Administrative Services Agreement between the Fund and AEFC dated August 19, 1996.

        o   Transfer  Agency  Agreement  between the Fund and AECSC dated May 1,
            2003.

AEFC also agrees to pay certain non-advisory expenses of the Fund if necessary to meet the expense ratio limits set out in paragraph 2. AEFC will determine the allocation of fee waivers and expense reimbursements among the applicable agreements.

    2. Fee Caps. AEFC and AECSC agree to waive fees and reimburse certain expenses to the extent that total expenses exceed the following expense ratios:

    ------------------- ----------------- --------------- -----------------
    Fund                Class A           Class B         Class Y
    ------------------- ----------------- --------------- -----------------
    AXP Small Company   0.94%             1.70%           0.78%
    Index Fund
    ------------------- ----------------- --------------- -----------------

    3. Termination. This agreement will terminate on January 31, 2006 unless extended by written agreement of the Fund and AEFC.

AXP Market Advantage Series, Inc.
         AXP Small Company Index Fund



         By: /s/ Leslie L. Ogg
             --------------------
                 Leslie L. Ogg
                 Vice President


     AMERICAN EXPRESS FINANCIAL CORPORATION



         By: /s/ Paula R. Meyer
             -------------------
                 Paula R. Meyer
                 Senior Vice President and General Manager- Mutual Funds


     AMERICAN EXPRESS CLIENT SERVICE CORPORATION



         By: /s/ Bridget Sperl
             -------------------
                 Bridget Sperl
                 Chairman of the Board, President and Chief Executive Officer